Exhibit 10.3

COOPER STANDARD EUROPEAN SALARY DEFERRAL PROGRAM

Purpose. The purpose of this Salary Deferral Program (this "Program") is to better enable Cooper-Standard Automotive Inc. and all other European Cooper Standard Legal Entities (the "Company") to address the challenges of the COVID-19 global pandemic by providing for the deferral of a portion of European employees' base salary until a later date.
Impacted Employees. This Program applies to all European salaried employees of the Company (the "Participants"), who are invited to this Program. Each Participant will receive a copy of the Program and sign a document expressing his/her agreement to participate in this Program.
Program Term. This Program will start on May 1, 2020 and ends on August 31, 2020.
Deferral Percentage. During the Program term, all Participants will automatically have 20% of their base salary deferred ("Deferrals").
Recordkeeping and Interest. Deferrals will be credited each payroll period into a "Deferral Account" that will be established on the Company's books for each Participant. Interest will be credited to a Participant's Deferral Account at a rate of 2,65% per full year.
Payment Date of Deferral Accounts. The Company's intent is to pay the balance of a Participant's Deferral Account on December 1, 2020 at the earliest or December 31, 2021 at the latest in either a lump sum or installment payments as determined at the Company's discretion.
However, if a Participant's employment terminates before such payment date for any reason, then the Participant's Deferral Account will be paid with the last month of employment.
If making the payment at the time(s) described herein would jeopardize the ability of the Company to continue as a going concern, then the Company may delay making such payment (in whole or part) until such date as the payment would not place the Company in such jeopardy.
Impact on Company Benefits. Except as may be required by law, any benefits provided to a Participant under the Company's employee benefit plans that are determined by reference to base salary, including, but not limited to PGIP-bonuses, will continue to be calculated based on the Participant's unreduced base salary.
Governing Law. This Program will be governed by the laws of the country which governed the Participant's employment contract.
Amendment: If the economic situation has not improved until end of August 2020, the company may seek the agreement of the Participant to extend the Program. All other changes to the Program which have a negative impact on the Participant do also require the agreement of the Participant.
All elements of the Participant's employment contract continue to apply unless changed by this Program.

/s/ Klaas Uphoff
Klaas Uphoff, VP Human Resources Europe

May 6, 2020 Page 1 of 1